Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction

Transcat Canada, Inc.	Canada

WTT Real Estate Acquisition, LLC	New York

Cal OpEx Limited	Ireland

Cal OpEx Inc.	Delaware

Tangent Labs LLC	Indiana

TIC-MS, LLC	Delaware